Exhibit 99.1

FOR IMMEDIATE RELEASE	September 16, 2010

Contact:

Peg Purdue, Director of Public Relations, PostScript, Inc.

444 South Union Street, Burlington, VT 05401

802.863.2568, ext. 11/peg@postscriptinc.com

Union Bank Opens Loan Center in South Burlington

Morrisville, VT – Ken Gibbons, President and CEO of Union Bank, today announced the opening of a new Union Bank Loan Center at 30 Kimball Avenue in South Burlington. The office will focus on residential mortgage loans in Chittenden County initially, with expansion into other product areas planned.

Gibbons underscored the significance of the opening of this office by saying, “The South Burlington Loan Center will enhance our ability to meet the lending needs of customers in this area, including residential and investment property loans, construction loans, land loans, and non-conforming portfolio loans. This Loan Center signals our ongoing commitment to being an integral part of the banking community in northern Vermont and northwestern New Hampshire.”

Union Bank has been serving the financial needs of area communities since 1891. Headquartered in Morrisville, VT, Union offers deposit, loan, trust and commercial banking services in its 15 banking offices and 29 ATMs, including the Loan Center in South Burlington, VT. Union has a particularly strong reputation for their residential lending programs. I am especially pleased with the Loan Center Team,” Gibbons continued. “They are an excellent representation of the exceptional financial expertise Union is known for and proud of.”

Ed Levite, Senior Loan Originator and Loan Center Manager, brings extensive mortgage lending experience to the Loan Center. Jessica Eastman, Senior Mortgage Specialist and Underwriter, is also a member of the South Burlington lending team. Mrs. Eastman is an experienced mortgage underwriter for FNMA, FHLMC, VA and FHA, as well as Jumbo loans. Three other experienced Loan Originators complete the team: Stephen M. Laquerre, Tina M. Rozzi and Brenda J. Farrell.

“We are all very excited to be bringing Union’s innovative loan programs to this market,” commented Levite. ”Union distinguishes its self by offering products and services that far surpass many other lenders in this area, including residential loans, seasonal use loans, land loans including parcels over 10 acres, construction loans, portfolio loans and non-conforming loans. As you would expect of a Vermont community bank, our loans are locally underwritten and service is maintained locally as well.”

For more information regarding the Loan Center please call 802-764-6000.

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Union Bank, a wholly-owned subsidiary of Union Bankshares, Inc. (UNB), has been helping people buy homes and local businesses create jobs in area communities since 1891. Headquartered in Morrisville, VT, Union Bank is a full service bank offering deposit, loan, trust and commercial banking services throughout northern Vermont and northwestern New Hampshire. Union has earned an outstanding reputation for residential lending programs and is an SBA Preferred Lender.

Proud to be one of the few community banks serving Vermont and New Hampshire, Union maintains a strong commitment to traditional values. In particular, Union is dedicated to providing genuine customer service and community support, donating tens of thousands of dollars to local nonprofits annually. These values—combined with financial expertise, quality products and the latest technology—make Union Bank the premier choice for your banking services, both personal and commercial. Traded under UNB on the NASDAQ Exchange, Union currently maintains 15 banking offices and 29 ATMs. Member FDIC. Equal Housing Lender